Exhibit 99.1

Company Press Release

Wednesday March 4, 2009 4:00 p.m.

Advant-e Corporation Announces Financial Results for 2008

Company Reports 24% Increase in Revenue over Prior Year, Net Income Exceeds $1 Million for 2nd Consecutive Year

DAYTON, Ohio, Wednesday March 4, 2009 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based Electronic Data Interchange services and electronic document management software and services today announced financial and operating results for the year ending December 31, 2008.

The Company reported record revenues for 2008 of $8,869,169, a 24% increase over revenues of $7,162,329 for 2007. The increase is attributable to continued growth of the Company’s internet-based EDI services and the first full year of revenue from products and services sold by Merkur Group, Inc., which was acquired on July 2, 2007.

The Company reported record net income for 2008 of $1,063,790 or $.16 per share compared to $1,022,679 or $.15 per share in 2007. Net income increased 4% in 2008 compared to 2007.

Highlights of 2008 financial and operating results include:

•

Revenue Increased for the Eighth Consecutive Year – Revenue increased across all significant product and service categories in 2008 compared to 2007, including Web EDI growth of 10% in grocery and 23% in automotive.

•	Net Income Exceeded $1 million for Second Consecutive Year – The Company in 2008 reported net income for the sixth consecutive year.

•

Merkur Group Inc. Acquisition – On July 2, 2007, the Company acquired Merkur Group Inc. Merkur contributed $2,137,152 to revenue in 2008 and net income of $121,048 before deducting non-cash charges pertaining to amortization of intangible assets of $54,216.

•

Strong Cash Position at Year-end – Cash and cash equivalents of almost $2.1 million provides a solid foundation for meeting the economic challenges due to the credit crisis and weakening economy in 2009.

•	One Time Dividend – In 2008 the Company paid a one-time cash dividend of $.14 per share totaling $940,704 to shareholders of record as of October 24, 2008.

•	The Company has no Outstanding Bank or Other Long-Term Debt – The Company continues to maintain an unused $1 million bank line of credit.

•	Share Repurchase Program – In 2008 the Company repurchased 101,096 shares of common stock at an average price of $1.49 per share.

Mr. Jason K. Wadzinski, Chairman and CEO of Advant-e stated, “2008 was a challenging year for Advant-e and almost all other companies due to the credit crisis, weakening economy, and other factors. I am pleased that even with all of the issues that have negatively impacted businesses across the country, we continued to grow top line revenue last year and that we surpassed $1 million in net income for the second consecutive year.”

“Many of our customers are facing significant challenges due to the current recession. This is especially true in the automotive and manufacturing sector which represented 9% of Edict System’s revenue last year. Merkur Group met our expectations in 2008, but weakness occurred in the second half of 2008, which we believe is directly attributable to the overall economy.”

“Due to the recurring nature of much of our revenue, our strong balance sheet, and the exceptional value proposition of our product and service offerings, we believe we are well positioned to weather the current economic challenges in 2009 and beyond.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc., is a provider of internet-based Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The Company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2008 and 2007

	2008	2007
Revenue	$8,869,169	7,162,329
Cost of revenue	3,476,670	2,498,850

Gross margin	5,392,499	4,663,479
Marketing, general and administrative expenses	3,705,542	3,147,344

Operating income	1,686,957	1,516,135
Other income (expense), net	(30,701)	77,431

Income before income taxes	1,656,256	1,593,566
Income tax expense	592,466	570,887

Net income	$1,063,790	1,022,679

Earnings per share – basic and diluted	$0.16	0.15

Weighted average shares outstanding – basic and diluted	6,785,794	6,655,808

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,090,005	2,039,447
Short-term investments	232,721	292,151
Accounts receivable, net	699,095	805,241
Prepaid software maintenance costs	156,027	183,618
Prepaid expenses and deposits	74,361	68,930
Prepaid income taxes	16,837	—
Deferred income taxes	152,156	70,554

Total current assets	3,421,202	3,459,941
Software development costs, net	112,453	194,238
Property and equipment, net	434,645	433,658
Goodwill	1,474,615	1,450,368
Other intangible assets, net	413,932	498,644

Total assets	$5,856,847	6,036,849

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$207,374	211,738
Accrued salaries and other expenses	283,360	273,210
Income taxes payable	—	112,700
Deferred revenue	583,677	645,093

Total current liabilities	1,074,411	1,242,741
Deferred income taxes	335,663	319,355

Total liabilities	1,410,074	1,562,096

Shareholders’ equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 6,738,261 shares issued and 6,713,919 shares outstanding at December 31, 2008; 6,875,015 shares issued and 6,815,015 shares outstanding at December 31, 2007	6,738	6,875
Paid-in capital	2,020,206	2,210,200
Retained earnings	2,455,764	2,332,678
Treasury stock, at cost, 24,342 and 60,000 shares at December 31, 2008 and 2007, respectively	(35,935)	(75,000)

Total shareholders’ equity	4,446,773	4,474,753

Total liabilities and shareholders’ equity	$5,856,847	6,036,849

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2008 and 2007

	2008	2007
Cash flows from operating activities:
Net income	$1,063,790	1,022,679
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	284,097	228,614
Amortization of software development costs	81,785	68,746
Amortization of other intangible assets	84,712	42,356
Deferred income taxes	(65,294)	(69,732)
Purchases of trading securities	(264,182)	(187,218)
Proceeds from sale of trading securities	258,457	183,694
Net realized (gain) loss on sales of securities	952	(2,438)
Net unrealized (gain) loss on trading securities	64,203	(11,755)
Increase (decrease) in cash arising from changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	106,146	(12,192)
Prepaid software maintenance costs	27,591	(11,306)
Prepaid expenses and deposits	(5,431)	(2,182)
Prepaid income taxes	(16,837)	—
Accounts payable	(4,364)	(41,084)
Accrued salaries and other expenses	10,150	47,487
Income taxes payable	(136,947)	3,058
Deferred revenue	(61,416)	61,721

Net cash flows from operating activities	1,427,412	1,320,448

Cash flows from investing activities:
Purchases of property and equipment	(285,084)	(242,125)
Software development costs	—	(15,363)
Purchase of Merkur Group, Inc.	—	(998,295)

Net cash flows from investing activities	(285,084)	(1,255,783)

Cash flows from financing activities:
Net payments on bank line of credit	—	(160,000)
Purchase of treasury shares	(151,066)	(75,000)
Dividends paid	(940,704)	—

Net cash flows from financing activities	(1,091,770)	(235,000)

Net increase (decrease) in cash and cash equivalents	50,558	(170,335)
Cash and cash equivalents, beginning of year	2,039,447	2,209,782

Cash and cash equivalents, end of year	$2,090,005	2,039,447

Supplemental disclosures of cash flow items:
Income taxes paid	$810,279	637,561
Non cash transactions:
Retirement of shares	$190,131	—
Issuance of shares for purchase of Merkur Group, Inc.	$—	568,692

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.